EXHIBIT 3(i)

AMENDED AGREEMENT AND PLAN OF MERGER

This Amended Agreement and Plan of Merger (“Agreement”), dated as of May 1, 2024, by and between Advanced Voice Recognition Systems, Inc.,  a Nevada corporation (“Surviving Corporation or Parent”), and Rivulet Entertainment, Inc. a Nevada corporation and a wholly owned subsidiary of Parent (Subsidiary). The Surviving Corporation and Subsidiary is sometimes referred to as a “Constituent Corporation”, and they are sometime jointly referred as “Constituent Corporations.”

RECITALS

WHEREAS the Surviving Corporation is a corporation organized and existing under the laws of the State of Nevada.

WHEREAS Subsidiary is a corporation organized and existing under the laws of the State of Nevada and is a wholly owned subsidiary of the Surviving Corporation.

WHEREAS the board of directors of Surviving Corporation have determined it is desirable and in the best interests of Surviving Corporation, upon the terms and subject to the conditions herein stated, that the Subsidiary be merged with and into Surviving Corporation (the "Merger'').

 NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Subsidiary shall be merged with and into the Surviving Corporation (the “Merger”) upon the terms and conditions set forth below and these recitals shall be incorporated herin and made a part of this Agreement.

ARTICLE 1

PRINCIPAL TERMS OF THE MERGER

1.Name of Constituent Corporations. 'The names of the corporations proposing to merge are Rivulet Entertainment, Inc., a Nevada corporation, and Advanced Voice Recognition Systems, Inc. a Nevada corporation, and the surviving corporation is Advanced Voice Recognition Systems, Inc, which shall be renamed " Rivulet Entertainment, Inc." as set forth in this Agreement.

1.1Merger. On the Effective Date (as defined in Section 4.1 below), Subsidiary shall be merged with and into Surviving Corporation, in accordance with Section 92A.180 of the Nevada Revised Statutes, and the separate existence of Subsidiary shall cease. Advanced Voice Recognition Systems, Inc shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Merger and shall operate under the name “Rivulet Entertainment, Inc.” by virtue of, and shall be governed by, the laws of Nevada. The address of the registered office of the Surviving Corporation in Nevada will be 318 North Carson Street, Suite 208, Carson City, Nevada 89701 and the registered agent in charge thereof shall be Paracorp Corporation.

 1.2 Certificate of Incorporation of the Surviving Corporation. Pursuant to Section 92A180(5) and effective as of the Effective Time the Certificate of Incorporation of Surviving Corporation shall be amended to reflect the name change of Surviving Corporation from "Advanced Voice Recognition

Systems, Inc." to "Rivulet Entertainment ,Inc. as further set forth in the Articles of Merger to be filed with the Secretary of State of the State of Nevada

 1.3  Bylaws of the Surviving Corporation. The bylaws of the Surviving Corporation shall be the bylaws of Surviving Corporation as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

1.4  Directors and Officers. At the Effective Date of the Merger, the directors and officers of Parent in office at the Effective Date of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the NRS, until his or her successor is duly elected or appointed and qualified. The Surviving Corporation will have a board of directors identical to that of the Parent, with the Surviving Corporation’s current board members comprised of the directors set forth below:

Walter Geldenhuys, President, CEO,  Director

ARTICLE 2

CONVERSION, CERTIFICATES AND PLANS

 2.1 Conversion of Shares. At the Effective Date of the Merger, each of the following transactions shall be deemed to occur simultaneously:

(a) Common and Preferred Stock. Each share of Subsidiary’s common stock, $0.001 par value and each share of the Subsidiary’s designated preferred stock, par value $0.001 per share (together the “Subsidiary Stock”), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, on a one for one basis, into and become validly issued, fully paid and nonassessable shares of the Surviving Corporation’s common stock, $0.001 par value, or validly issued, fully paid and nonassessable shares of the Surviving Corporation’s designated preferred stock, par value $0.001 per share, as applicable (together the “Surviving Corporation Stock” .

(b) Unissued Common and Preferred Stock. Each share of Subsidiary’s common stock, $0.001 par value and each share of the Subsidiary’s designated preferred stock, par value $0.001 per share (together the “Subsidiary Stock”), authorized and unissued immediately before the Effective Date shall, by virtue of the Merger shall be converted into shares of the Surviving Corporation’s common stock, $0.001 par value, or validly issued, fully paid and nonassessable shares of the Surviving Corporation’s designated preferred stock, par value $0.001 per share, as applicable (together the “Surviving Corporation Stock”).

(c) Options. Each option to acquire shares of Subsidiary Stock outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of shares of Surviving Corporation Stock that is equal to the number of shares of Subsidiary Stock the optionee would have received had the optionee exercised such option in full immediately before the Effective Date (whether or not such option was then exercisable) and the exercise price per share under each such option shall be equal to the exercise price per share thereunder immediately before the Effective Date.

(d) Subsidiary Stock. Each share of Subsidiary Stock issued and outstanding immediately before the Effective Date and held by Parent shall be canceled without any consideration being issued or paid, therefore.

2.2  Stock Certificates. After the Effective Date, each certificate theretofore representing issued and outstanding shares of Parent Stock will thereafter be deemed to represent the same number of shares of the Surviving Corporation Stock. The holders of outstanding certificates theretofore representing Parent Stock will not be required to surrender such certificate to Parent or the Surviving Corporation.

 2.3  Reorganization. For United States federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE 3

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1  Effects of the Merger. At the Effective Date, the Merger shall have the effects specified in the NRS and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Parent and Subsidiary, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Parent and Subsidiary or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall subsequently attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

 3.2  Additional Actions. If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Subsidiary Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE 4

APPROVAL; AMENDMENT; EFFECTIVE DATE

 4.1  Approval. This Agreement and the Merger contemplated hereby are not subject to approval by the requisite vote, or a written consent in lieu of vote, of the Parent’s stockholders in accordance with the NRS and compliance with the requirements of law, including the securities laws of the United States. Duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Ownership and Merger and shall cause such documents to be filed with the Secretary of State of Nevada in accordance with the laws of Nevada and applicable U.S. federal securities laws. The effective date of the Merger (“Effective Date”) shall be the date and time on and at which the Merger becomes effective under the laws of Nevada and is subject to FINRA review. The execution and delivery hereof by the Parent shall constitute the approval and adoption of, and consent to, the Merger Agreement and the transactions contemplated thereby in Parent’s capacity as the sole stockholder of the Subsidiary.

 4.2  Amendments. The Board of Directors of Parent may amend this Agreement at any time before the Effective Date, provided, however, that an amendment made subsequent to the approval of the Merger shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Parent Stock, (b) alter or change any term of the certificate of incorporation of Subsidiary, except to cure any ambiguity, defect or inconsistency or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Parent Stock.

ARTICLE 5

MISCELLANEOUS

5.1  Termination. This Agreement may be terminated, and the Merger abandoned at any time before the filing of this Agreement with the Secretary of State of Nevada, whether before or after stockholder approval of this Agreement, by the consent of the Boards of Directors of Parent and Subsidiary.

 5.2  Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

 5.3  Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

 5.4  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

 5.5  Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

 5.6  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5.7  No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

 5.8  Governing Law. This Agreement shall be construed in accordance with the laws of Nevada.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Parent and Subsidiary have duly executed this amended Agreement as of the date first written above.

Parent:
Advanced Voice Recognition Systems, Inc
a Nevada corporation

By/s/Walter Geldenhuys Walter Geldenhuys, President

Subsidiary:
Rivulet Entertainment, Inc.

a Nevada corporation

By/s/Walter Geldenhuys

Walter Geldenhuys, President